UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2012

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4490 Von Karman Avenue Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 1, 2012, William Lyon Homes, a Delaware corporation (the “Company”), approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company (the “Restricted Stock”), and an aggregate of 4,757,303 options to purchase shares of Class D common stock of the Company, of which 1,115,303 represent “five-year” options and 3,642,000 represent “ten-year” options (collectively, the five-year and ten-year options are the “Options”) to certain officers of William Lyon Homes, Inc., a California corporation and subsidiary of the Company (“California Lyon”). The general vesting terms of the equity awards made to the Company’s officers are described in Item 5.02(e) below under “Employment Agreements.” Also on October 1, 2012, the Company granted 313,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant. The Restricted Stock and Option grants were subject to the approval by the Company’s stockholders of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), which approval was obtained on October 10, 2012, as described in Item 5.07 below.

The Company made the grants of Options and Restricted Stock in reliance upon the exemption from securities registration afforded by (1) Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) based upon the securities being offered and sold either pursuant to written compensatory benefit plans or contracts relating to compensation, or, to the extent Rule 701 was not available, (2) the provisions of Section 4(2) of the Securities Act based upon the offer and sale of the securities being part of a non-public offering only with certain officers and directors of the Company that did not involve a general solicitation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On October 10, 2012, the Board of Directors (the “Board”) of the Company approved, effective as of September 1, 2012, an employment agreement between California Lyon and Matthew R. Zaist and employment agreements between California Lyon and each of Colin T. Severn and Brian W. Doyle (collectively with Mr. Zaist’s agreement, the “employment agreements”). The employment agreements provide that Messrs. Zaist, Severn and Doyle will continue to serve as California Lyon’s (1) Executive Vice President, (2) Vice President, Chief Financial Officer and Corporate Secretary, and (3) Senior Vice President and California Region President, respectively. The employment agreements replace the employment agreements entered into with such executives effective July 1, 2011.

Salary. Under the employment agreements, Messrs. Zaist, Severn and Doyle are entitled to annual base salaries of $350,000, $200,000 and $275,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Board’s Compensation Committee.

Bonus. Messrs. Zaist, Severn and Doyle each have the right to earn a cash bonus during the 2012 fiscal year with a target amount equal to 125%, 60% and 75% of base salary, respectively. After 2012, bonuses will be established by the Committee in its sole discretion, provided that for Mr. Zaist, the target cash bonus will not be less than 125% of his annual base salary. If awarded, the bonus would be paid in part in 2013 and in part in 2014, as provided for in the employment agreements.

Severance Benefits. In the event of the termination of the executive’s employment by California Lyon without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.5, in the case of Mr. Zaist, and 1.0, in the case of Messrs. Severn and Doyle, multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Zaist, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of each of Messrs. Severn and Doyle, if such termination occurs on or within 12 months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted at the time of execution of such executive’s employment agreement; (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period (twelve-month period in the case of Mr. Zaist) beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan; and (v) in the case of Mr. Zaist, a release of claims from California Lyon, the Company and their affiliates.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of California Lyon and his compliance with certain noncompetition and nonsolicitation obligations.

Under the employment agreements, “good reason” generally includes (i) a material breach of the employment agreement by California Lyon (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or California Lyon’s principal place of business outside a specified area, or (iii) the occurrence of a “change in control” of the Company or California Lyon, as defined in the employment agreement. In addition, in the case of Mr. Zaist, “good reason” includes certain changes with respect to Mr. Zaist’s reporting relationship within the Company or in the senior management structure of the Company.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive only accrued but unpaid base salary and vacation benefits. In the event of a termination of the executive’s employment for cause or by the executive for any reason other than good reason, including for no reason whatsoever, the executive will not be entitled to receive any benefits.

Equity Awards. In connection with the adoption of the employment agreements, the Company granted each of Messrs. Zaist, Severn and Doyle the following equity incentive awards under the 2012 Plan. The grants were subject to the approval of the Company’s stockholders, which approval was obtained on October 10, 2012, as described in Item 5.07 below.

	Restricted Stock	5-Year Options	10-Year Options
Matthew R. Zaist	1,200,000	489,360	1,400,000
Colin Severn	200,000	73,360	234,000
Brian Doyle	550,000	201,740	642,000

The five-year options are subject to mandatory exercise upon the earlier of an initial public offering of the Company (the “IPO”) or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law.

Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement.

The employment agreements also provide that Messrs. Zaist, Severn and Doyle will be eligible to participate in the Company’s long-term incentive compensation plan, which the Company intends to adopt, effective beginning January 1, 2013.

Term. The term of Mr. Zaist’s employment agreement will expire on August 31, 2015, subject to earlier termination as provided in the employment agreement. The term of each of Mr. Severn’s and Mr. Doyle’s employment agreements will be for an initial period expiring March 31, 2013, with automatic one-year renewal periods annually thereafter unless either California Lyon or the executive provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term.

2012 Equity Incentive Plan

The Board approved the 2012 Plan on October 1, 2012, subject to approval by our stockholders, and the 2012 Plan became effective as of such date following its approval by a majority of the voting power of the outstanding voting securities of the Company by written consent without a meeting on October 10, 2012. No award may be granted under the 2012 Plan after September 30, 2022.

Purpose. The purpose of the 2012 Plan is to (1) provide an increased incentive for eligible employees, consultants and directors to assert their best efforts by conferring benefits based on the achievement of certain performance goals, (2) better align the interests of eligible participants with the interests of stockholders by providing an opportunity for increased stock ownership by such participants, and (3) encourage such participants to remain in the service of the Company.

Eligibility. Awards under the 2012 Plan may be granted to the Company’s senior management employees, senior project managers, key employees, consultants, non-employee directors or individuals who hold such positions with certain of the Company’s subsidiaries.

Awards. The 2012 Plan authorizes awards of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards (collectively, the “Awards”). Each Award will be set forth in a separate award agreement that will indicate the type, terms, conditions and limitations of the Award, including vesting, share delivery and any restrictions thereupon. The terms of the applicable award agreement may provide that in the event of a “change in control” of the Company (as defined in the 2012 Plan), the Award will be subject to accelerated vesting in connection with transaction. The administrator may also make appropriate adjustments to Awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Share Reserve. Under the 2012 Plan, 13,699,565 shares of the Company’s Class D common stock have been reserved for issuance under the 2012 Plan. Upon the “Conversion Date,” as defined in the Company’s Amended and Restated Certificate of Incorporation, all shares of Class D common stock will convert into shares of Class A common stock without any further action by the Company or 2012 Plan participants. Subject to the adjustment provisions in the 2012 Plan, the maximum aggregate number of shares with respect to one or more Awards that may be granted to any one participant during any calendar year will be 5,000,000, and the maximum aggregate amount of cash that may be paid in cash to any one participant during any calendar year with respect to one or more Awards settled in cash will be $5,000,000.

The following counting provisions will be in effect for the share reserve under the 2012 Plan: (1) to the extent that an Award forfeits, expires, settles in cash or becomes unexercisable without having been exercised in full, the shares that were not purchased or received or that were cancelled will become available for future grants under the 2012 Plan; (2) if the Company repurchases shares that were issued pursuant to the exercise or settlement of an Award, the reacquired shares will not be available for future grants under the 2012 Plan; and (3) shares that are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any Award will be available for future grants under the 2012 Plan.

Administration. The Compensation Committee of the Board will administer the 2012 Plan unless the Board assumes authority for administration. Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject to Awards and the terms and conditions of Awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2012 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2012 Plan. The administrator may alter, amend, suspend or terminate the 2012 Plan at any time and from time to time, subject stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 10, 2012, the holders of 79.8% of the voting power of the outstanding voting securities of the Company as of October 1, 2012, the record date for the action taken, approved the 2012 Plan by written consent without a meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2012

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn
Its:	Vice President, Chief Financial Officer and Corporate Secretary